Exhibit 21.  List of Subsidiaries at March 15, 1996
             --------------------------------------

     Name of Subsidiary (1)             Place of Incorporation
     ----------------------             ----------------------

Addington Holding Company, Inc. (2)         Delaware

Mid-State Environmental, Inc. (3)           Kentucky

Green Valley Environmental Corp.            Kentucky

New River Lime, Inc.                        Kentucky

Addington Environmental, Inc.               Kentucky

Collection Services, Inc. (4)               Kentucky

Ohio County Balefill, Inc. (4)              Kentucky

East Carolina Environmental, Inc. (4)       Kentucky

Epperson Waste Disposal, Inc. (4)           Kentucky

Tri-K Landfill, Inc. (4)                    Kentucky

Uwharrie Environmental, Inc. (4)            Kentucky

Pinellas Environmental, Inc. (4)            Kentucky

Mullis Tree Service, Inc. (4)               Georgia

Broadhurst Environmental, Inc. (4)          Kentucky

Dozit Co., Inc (4)                          Kentucky

Upper Piedmont Environmental, Inc. (4)      Kentucky

___________________
(1) All of the Company's subsidiaries do business under the listed name, except Collection Services, Inc., which does business under the following names:
     M&M Sanitation, Inc., Epperson Collection Services, HAL Industries, Inc., CSI of Northern Kentucky, B&J Sanitation, CSI of Georgia, Pennyrile Sanitation, and Bluegrass Waste Alliance.

(2) Except as otherwise indicated, all of the subsidiaries listed below are wholly owned by Addington Holding Company, Inc. which is a wholly owned subsidiary of Addington Resources, Inc.

(3)  A wholly owned subsidiary of Addington Resources, Inc.

(4)  A wholly owned subsidiary of Addington Environmental, Inc.